Exhibit 99.1

ENTERO THERAPEUTICS (NASDAQ: ENTO) Acquires 100% of GRID AI, a Grid-Edge AI Platform Optimizing Next-Gen Power Demand

Transaction positions ENTO in the high-growth AI energy-infrastructure market, amid a surge of multi-billion-dollar hyperscaler spending on data centers, and rapid growth in behind-the-meter energy storage solutions

Boca Raton, Florida — October 1, 2025 — Entero Therapeutics, Inc. (NASDAQ: ENTO) (“ENTO” or the “Company”) today announced it has acquired 100% of GRID AI Corp (“GRID AI”), a grid-edge, AI-driven software and device platform that enables utilities, retailers, and large power users to dynamically manage load and distributed energy resources (“DERs”). Over $50 million has been invested since 2019 to commercialize this revolutionary autonomous platform delivering Dynamic Load Shaping™ (DLS) and an Aggregation Management Platform (AMP) that orchestrate millions of behind-the-meter assets (including EV chargers, batteries, HVAC, water heaters and rooftop solar) using AI, machine learning and edge analytics to balance supply and demand in real time, creating a more reliable, resilient, and transactive grid. www.grid-ai.com

“This transaction is transformative for ENTO,” said Jason Saywer, Interim Chief Executive Officer of ENTO. “By combining GRID AI’s grid-edge intelligence with our public-company platform, we intend to scale solutions that help utilities and hyperscalers meet unprecedented AI-driven power demand while improving grid reliability for consumers and enterprises alike.”

Hyperscalers are redefining power demand; AI build-out fuels multi-trillion-dollar capex

AI workloads are driving a step-function increase in electricity consumption from data centers. Goldman Sachs Research projects global data-center power demand to rise ~50% by 2027 (to ~92 GW) and as much as 165% by 2030 versus 2023, as AI inference and training proliferate. At the same time, hyperscaler capex is surging: public estimates indicate hundreds of billions annually, with some analyses pointing to cumulative AI-related infrastructure spending surpassing the multi-trillion-dollar mark in the medium term. Recent marquee commitments underscore the scale: for example, a $14.2 billion multi-year AI infrastructure agreement between CoreWeave and Meta highlights sustained hyperscaler investment to secure GPU capacity and power-dense facilities. Separate sell-side forecasts point to AI infrastructure investments exceeding $2.8 trillion by 2029, reflecting escalating capacity and power needs from Microsoft, Amazon, Alphabet and others.

Where GRID AI fits: balancing the grid between consumers and corporations

Governments and network operators face an urgent challenge: managing increasingly peaky, localized loads from AI data centers while integrating variable renewables and protecting consumer reliability. GRID AI’s DLS™ platform directly address this challenge by unlocking flexible demand from millions of devices, enabling automated demand shaping, price-responsive load, and DER aggregation that can defer costly grid upgrades and balance enterprise data-center loads with consumer needs.

Strategic rationale for ENTO

• Entry into a secular growth market: The acquisition positions ENTO squarely within the AI + energy nexus, a sector with strong tailwinds and no signs of slowing, per multiple investment-bank research outlooks on data-center power growth.

• Scalable software & services model: GRID AI’s grid-edge platform targets recurring SaaS-like revenues from utilities and retailers, with potential to expand into industrial, commercial and hyperscaler demand-side solutions.

• Public-company springboard: ENTO expects that its public-market access can accelerate GRID AI’s go-to-market, partnerships, and project financing alongside utilities and large energy users.

• Portfolio diversification: The acquisition broadens ENTO’s strategy into critical infrastructure software, complementing existing capabilities and opening new adjacencies in energy flexibility, virtual power plants (VPPs), and transactive energy.

Transaction details

Under the terms of the agreement, ENTO acquired 100% of GRID AI. Subject to shareholder approval, the former shareholders of GridAI will own approximately 82.5% of the fully diluted ENTO common stock outstanding, while existing ENTO shareholders will retain approximately 17.5%. At closing, the former shareholders of GridAI have the right to designate two directors to ENTO’s board of directors, with additional directors to be appointed upon full implementation of the agreement, such that upon completion they will be entitled to appoint five of seven directors. In connection with the acquisition, and subject to any required shareholder approval, ENTO may also issue additional equity-based incentives, including restricted stock awards and options, to support retention and alignment of key personnel.

To the extent required by NASDAQ’s change of control rules and regulations, ENTO will file an initial listing application for its common stock.

About GRID AI

GRID AI is a grid-edge technology business providing Dynamic Load Shaping™, DER aggregation, and AI-driven orchestration to enable a future-proof, transactive grid. Its Aggregation Management Platform leverages IoT, AI/ML and edge analytics to forecast, optimize and dispatch flexible demand across millions of devices for utilities, retailers and large energy users. www.grid-ai.com

About Entero Therapeutics, Inc. (NASDAQ: ENTO)

Entero Therapeutics is a publicly listed company on Nasdaq. Entero Therapeutics is a late clinical-stage biopharmaceutical company focused on the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company's programs address significant unmet needs in GI health and comprise development of Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. Following completion of the GRID AI acquisition, ENTO intends to continue these prior operations and to operate GRID AI as a wholly owned subsidiary and pursue opportunities at the intersection of AI and energy infrastructure.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding strategic benefits of the acquisition, market opportunities, product capabilities, stockholder approval of the transaction, Nasdaq's approval of an initial listing application, if any, and future operating results. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Important factors include, among others, our business strategy; the risk that regulatory or third-party approvals are delayed or not obtained; integration challenges; market adoption; competitive dynamics; macroeconomic and energy-market conditions; and other risks detailed from time to time in ENTO's SEC filings. ENTO undertakes no obligation to update forward-looking statements.

Investor & Media Contacts:

Entero Investor Relations: investors@enterothera.com

SOURCE: Entero Therapeutics, Inc.